Exhibit 10.16

August [__], 2017

[Director Name]

[Address]

CD&R Waterworks Board Compensation

Dear [Director Name]:

We are pleased that you have agreed to become a member of the Board of Directors (the “Board”) of HD Supply Waterworks, Ltd. (the “Partnership”). This letter sets forth our mutual agreement as to the compensation that you are entitled to be paid in that role.

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Annual Fee. The annual fee for each calendar year of service on the Board will be $90,000, which will be paid in cash in quarterly installments in arrears. There will be no meeting or committee fees. The first installment of the fee will be prorated for the period beginning September 1, 2017 through the end of the third quarter.

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[Chairman Fee. For chairing the Board’s [Audit/Compensation] Committee, you will be paid an additional fee of $[A: 20,000][C: 15,000]. This fee will be paid in the same manner as the annual fee and will also be prorated for 2017.]

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Purchased Equity. You will have an opportunity to purchase up to $1,000,000 worth of common units in the Partnership. This is the same equity as purchased by the CD&R investment funds and will be purchased at the same price as the CD&R investment funds. For technical reasons, employee and director equity investments will be made through a feeder entity in a back-to-back arrangement, but the underlying terms and economics will be the same as if you had invested in the Partnership directly.

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Incentive Awards. At the time of your equity purchase, you will receive a one-time grant of $100,000 worth of profits interests in the Partnership (also through the back-to-back arrangement mentioned above). The vesting of profits interests will be based on continued service over the five year period beginning August 1, 2017 (the closing date of the acquisition of the business by CD&R investment funds).

•	Expense Reimbursement. You will be reimbursed for reasonable and customary expenses incurred by you in connection with your attending meetings of the Board or its committees.

If you have any questions about the foregoing, please feel free to contact me. We look forward to working with you.

Sincerely,

HD SUPPLY WATERWORKS, LTD.

Stephen LeClair

President and Chief Executive Officer